CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$37,295,000	$4,333.68

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-190038

Pricing Supplement to the Prospectus dated July 19, 2013, to the Prospectus Supplement dated July 19, 2013 and to the Index Supplement dated July 19, 2013.

Barclays Bank PLC
$37,295,000
Capped Leveraged Basket-Linked Global Medium-Term Notes, Series A, due 2017

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (February 6, 2017) is based on the performance of an unequally weighted basket (which we refer to as the basket) consisting of the EURO STOXX 50® Index (37.00% initial weight), the FTSETM 100 Index (23.00% initial weight), the TOPIX® Index (23.00% initial weight), the Swiss Market Index (9.00% initial weight) and the S&P/ASX 200 Index (8.00% initial weight) as measured from and including the trade date to and including the determination date (February 1, 2017). The initial basket level is 100 and the final basket level on the determination date will equal the sum of the following, calculated for each basket underlier: (i) the final underlier level for that basket underlier on the determination date divided by (ii) the initial underlier level for that basket underlier (3,382.55 with respect to the EURO STOXX 50® Index, 6,832.83 with respect to the FTSETM 100 Index, 1,403.22 with respect to the TOPIX® Index, 8,161.16 with respect to the Swiss Market Index and 5,501.820 with respect to the S&P/ASX 200 Index) multiplied by (iii) the initial weighted value for that basket underlier (which is the initial weight of that basket underlier times the initial basket level). If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive, subject to the maximum settlement amount of $1,304.50 for each $1,000 face amount of your notes, and will be calculated in the manner set forth below. If the final basket level declines from the initial basket level, the return on your notes will be negative.

You could lose your entire investment in the notes. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•
if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 3 times (c) the basket return, subject to the maximum settlement amount; or

•
if the basket return is zero or negative (the final basket level is equal to or less than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) the basket return times (b) $1,000. If the basket return is negative, you will receive less than $1,000.

A decrease in the level of one or more basket underliers may offset increases in the levels of the other basket underliers. Due to the unequal weighting of each basket underlier, the performances of the EURO STOXX 50® Index, the FTSETM 100 Index and the TOPIX® will have a significantly larger impact on your return on the notes than the performances of the Swiss Market Index and the S&P/ASX 200 Index.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page PS-2 in this pricing supplement.

Your investment in the notes involves certain risks, including among other things, our credit risk. See “Risk Factors” beginning on page S-6 of the accompanying prospectus supplement; “Risk Factors” beginning on page IS-2 of the accompanying index supplement; and “Additional Risk Factors Specific to Your Notes” on page PS-14 of this pricing supplement so that you may better understand those risks.

	Initial Issue Price†	Price to Public†	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000 (face amount)	100% of face amount	1.75% of face amount	98.25% of face amount
Total	$37,295,000.00	$37,295,000.00	$652,662.50	$36,642,337.50
†
Our estimated value of the notes on the trade date, based on our internal pricing models, is $973.80 per note. The estimated value is less than the initial issue price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.

‡
Barclays Capital Inc. will receive commissions from the issuer equal to 1.75% of the face amount of the notes, or $17.50 per $1,000 face amount of your notes, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

The notes will not be listed on any securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Bank PLC may use this pricing supplement in the initial sale of the notes. In addition, Barclays Capital Inc. or any other affiliate of Barclays Bank PLC may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Barclays Bank PLC or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Pricing Supplement dated January 23, 2015

SUMMARY INFORMATION

This pricing supplement should be read in conjunction with the accompanying prospectus dated July 19, 2013, as supplemented by the accompanying prospectus supplement dated July 19, 2013 and the accompanying index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the accompanying prospectus supplement and the accompanying index supplement, as well as “Additional Risk Factors Specific to Your Notes” on page PS-14 of this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Prospectus dated July 19, 2013
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

●	Prospectus supplement dated July 19, 2013
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

●	Index supplement dated July 19, 2013
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes.” Each of the notes has the terms described below.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the trade date is based on our internal funding rates. Our estimated value of the notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the trade date is less than the initial issue price of the notes. The difference between the initial issue price of the notes and our estimated value of the notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

Our estimated value on the trade date is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the trade date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the trade date for a temporary period expected to be approximately three months after the initial issue date of the notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Additional Risk Factors Specific to Your Notes” beginning on page PS-14 of this pricing supplement.

KEY TERMS

Issuer: Barclays Bank PLC

Basket underliers and initial weights:

Basket Underlier	Basket Underlier Sponsor	Bloomberg Ticker Symbol	Initial Weight
EURO STOXX 50® Index	STOXX Limited	SX5E <Index>	37.00%
FTSETM 100 Index	FTSE International Limited	UKX <Index>	23.00%
TOPIX® Index	Tokyo Stock Exchange, Inc.	TPX <Index>	23.00%
Swiss Market Index	SIX Swiss Exchange	SMI <Index>	9.00%
S&P/ASX 200 Index	S&P Dow Jones Indices LLC	AS51 <Index>	8.00%

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $37,295,000 in the aggregate for all the offered notes

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes—If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-15 of this pricing supplement.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•
if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the basket return; or

•
if the final basket level is equal to or less than the initial basket level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the basket return. If the basket return is negative, you will receive less than $1,000.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Initial basket level: 100

Initial weighted value: the initial weighted value for each of the basket underliers is equal to the product of the initial weight of that basket underlier times the initial basket level. The initial weighted value of each basket underlier is shown in the table below:

Basket Underlier	Initial Weighted Value
EURO STOXX 50® Index	37.00
FTSETM 100 Index	23.00
TOPIX® Index	23.00
Swiss Market Index	9.00
S&P/ASX 200 Index	8.00

Initial underlier level: 3,382.55 with respect to the EURO STOXX 50® Index, 6,832.83 with respect to the FTSETM 100 Index, 1,403.22 with respect to the TOPIX® Index, 8,161.16 with respect to the Swiss Market Index and 5,501.820 with respect to the S&P/ASX 200 Index

Final underlier level: with respect to each basket underlier, the closing level of that basket underlier on the determination date, subject to adjustment in limited circumstances as provided under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” on page S-98 of the accompanying prospectus supplement and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” on page S-107 of the accompanying prospectus supplement, and subject to market disruption events as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” on page S-95 of the accompanying prospectus supplement and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” on page S-107 of the accompanying prospectus supplement

Final basket level: the sum of the following, calculated for each basket underlier: (1) the final underlier level for that basket underlier divided by the initial underlier level for that basket underlier times (2) the initial weighted value of that basket underlier

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Upside participation rate: 300.00%

Cap level: 110.15% of the initial basket level

Maximum settlement amount: $1,304.50

Trade date: January 23, 2015

Original issue date (settlement date): January 30, 2015

Determination date: February 1, 2017, subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” on page S-95 of the accompanying prospectus supplement and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” on page S-107 of the accompanying prospectus supplement

Stated maturity date: February 6, 2017. The maturity date will be postponed if the determination date is postponed due to the occurrence or continuance of a market disruption event on the determination date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled determination date to and including the actual determination date. See “Terms of the Notes—Maturity Date” on page S-41 of the accompanying prospectus supplement, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” on page S-95 of the accompanying prospectus supplement and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” on page S-107 of the accompanying prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the determination date may be postponed by up to five trading days due to the occurrence or continuance of a market disruption event on the determination date.

No interest: the offered notes will not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Closing level: with respect to each basket underlier, the closing level of that basket underlier as published with respect to the regular weekday close of trading on that trading day as displayed on Bloomberg Professional® (“Bloomberg”) service on the page corresponding to the Bloomberg ticker symbol specified for that basket underlier under the definition of the “basket underliers” above or any successor page on Bloomberg or any successor service, as applicable. In certain circumstances, the closing level of a basket underlier will be based on the alternate calculation of that basket underlier as described under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” on page S-98 of the accompanying prospectus supplement and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” on page S-107 of the accompanying prospectus supplement.

Business day: any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally are authorized or obligated by law or executive order to close

Trading day: with respect to each basket underlier, a day, as determined by the calculation agent in its sole discretion, on which (i) each of the relevant exchanges on which each basket underlier stock composing such basket underlier is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange; and (ii) such basket underlier is calculated and published by the applicable basket underlier sponsor

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page S-125 of the accompanying prospectus supplement

Tax consequences: you should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the basket. Assuming this treatment is respected, gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the original issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

ERISA: as described under “Employee Retirement Income Security Act” on page S-114 of the accompanying prospectus supplement

Supplemental plan of distribution: we have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the face amount of the notes at the price specified on the cover of this pricing supplement. The Agent has committed to take and pay for all of the notes, if any are taken. The Agent proposes initially to offer the notes to the public at the initial issue price set forth on the cover page of this pricing supplement.
We will deliver the notes against payment therefor in New York, New York on January 30, 2015, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.
We have been advised by Barclays Capital Inc. that it intends to make a market in the notes. However, neither Barclays Capital Inc. nor any of our affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent: Barclays Bank PLC

CUSIP no.: 06741UPQ1

ISIN no.: US06741UPQ12

Conflicts of interest: Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Barclays Capital Inc. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

FDIC: the notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following defined terms used in the accompany prospectus supplement or prospectus will be deemed to refer to the corresponding term used in this pricing supplement as set forth in the table below:

Prospectus Supplement Defined Term	Pricing Supplement Defined Term
Reference asset	basket underlier
Payment at maturity	cash settlement amount
Maturity date	stated maturity date
Maximum return	maximum settlement amount
Valuation date	determination date
Initial level	initial underlier level
Final level	final underlier level
Initial valuation date	trade date
Scheduled trading day	trading day
Reference asset sponsor	basket underlier sponsor

In addition, the following terms used in this pricing supplement are not defined with respect to the notes in the accompanying prospectus, prospectus supplement and index supplement: cap level and initial weighted value. Accordingly, please refer to “Key Terms” beginning on PS-3 of this pricing supplement for the definitions of those terms. Additionally, if information in this pricing supplement is inconsistent with the accompanying prospectus, prospectus supplement or index supplement, this pricing supplement will supersede those documents.

HYPOTHETICAL EXAMPLES

The following table, chart and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the basket underliers on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and final basket underlier levels that are entirely hypothetical; no one can predict what the closing level of any basket underlier will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past—meaning that the closing levels of the basket underliers have each changed considerably in relatively short periods—and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the basket underliers and our creditworthiness. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date will, and the price you may receive for your notes may, be significantly less than the initial issue price. For more information on the value of your notes in the secondary market, see “Risk Factors” on page S-6 of the accompanying prospectus supplement and “Additional Risk Factors Specific to Your Notes—The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes” on page PS-17 of this pricing supplement. The information in the table also reflects the key hypothetical terms and assumptions in the following box.

Key Hypothetical Terms and Assumptions
Face amount	$1,000
Upside participation rate	300.00%
Cap level	110.15% of the initial basket level
Maximum settlement amount	$1,304.50
Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date
No change in or affecting any of the basket underlier stocks or the methods by which the applicable basket underlier sponsor calculates any basket underlier
Notes purchased on original issue date for the initial issue price noted on the cover page of this pricing supplement and held to the stated maturity date

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical closing levels of each basket underlier shown elsewhere in this pricing supplement. For information about the historical closing levels of each basket underlier during recent periods, see “The Basket and the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of each basket underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underlier stocks.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, each based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	130.450%
140.000%	130.450%
130.000%	130.450%
120.000%	130.450%
110.150%	130.450%
110.000%	130.000%
105.000%	115.000%
102.500%	107.500%
100.000%	100.000%
95.000%	95.000%
90.000%	90.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount, you would lose a correspondingly higher percentage of your investment). In addition, if the final basket level were determined to be 110.150% or more of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 130.450% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would not benefit from any increase in the final basket level over 110.150% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than 110.150% (the section right of the 110.150% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the hypothetical cash settlement amount at maturity based on hypothetical final underlier levels, calculated based on the key terms and assumptions above. The hypothetical initial underlier level for each basket underlier of 100.00 has been chosen for illustrative purposes only and does not represent the actual initial underlier level for that basket underlier. For historical data regarding the actual closing levels of the basket underliers, please see the historical information set forth below under “The Basket and the Basket Underliers.”

The levels in Column A represent the hypothetical initial underlier levels for each basket underlier, and the levels in Column B represent the hypothetical final underlier levels for each basket underlier. The percentages in Column C represent the hypothetical final underlier levels in Column B expressed as percentages of the corresponding hypothetical initial underlier levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The numbers shown below may have been rounded for ease of analysis.

Example 1: The final basket level is greater than the cap level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	140.00	140.00%	37.00	51.80
FTSETM 100 Index	100.00	135.00	135.00%	23.00	29.90
TOPIX® Index	100.00	135.00	135.00%	23.00	29.90
Swiss Market Index	100.00	130.00	130.00%	9.00	11.70
S&P/ASX 200 Index	100.00	165.00	165.00%	8.00	13.20
			Final Basket Level		136.50
			Basket Return		36.50%

In this example, each of the hypothetical final underlier levels is greater than or equal to the applicable hypothetical initial underlier level, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level is 136.50, the hypothetical cash settlement amount will be capped at the maximum settlement amount of $1,304.50 for each $1,000 face amount of your notes.

Example 2: The final basket level is greater than the initial basket level but less than the cap level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	105.00	105.00%	37.00	38.85
FTSETM 100 Index	100.00	110.00	110.00%	23.00	25.30
TOPIX® Index	100.00	100.00	100.00%	23.00	23.00
Swiss Market Index	100.00	103.00	103.00%	9.00	9.27
S&P/ASX 200 Index	100.00	107.75	107.75%	8.00	8.62
			Final Basket Level		105.04
			Basket Return		5.04%

In this example, each of the hypothetical final underlier levels is greater than or equal to the applicable hypothetical initial underlier level, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level is 105.04, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 300.00% × 5.04%) = $1,151.20

Example 3: The final basket level is less than the initial basket level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	42.00	42.00%	37.00	15.54
FTSETM 100 Index	100.00	75.00	75.00%	23.00	17.25
TOPIX® Index	100.00	65.00	65.00%	23.00	14.95
Swiss Market Index	100.00	77.00	77.00%	9.00	6.93
S&P/ASX 200 Index	100.00	65.00	65.00%	8.00	5.20
			Final Basket Level		59.87
			Basket Return		-40.13%

In this example, each of the hypothetical final underlier levels is less than the applicable hypothetical initial underlier level, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Because the hypothetical final basket level is 59.87 and is less than the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × -40.13%) = $598.70

Example 4:  The final basket level is less than the initial basket level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	50.00	50.00%	37.00	18.50
FTSETM 100 Index	100.00	100.00	100.00%	23.00	23.00
TOPIX® Index	100.00	100.00	100.00%	23.00	23.00
Swiss Market Index	100.00	150.00	150.00%	9.00	13.50
S&P/ASX 200 Index	100.00	150.00	150.00%	8.00	12.00
			Final Basket Level		90.00
			Basket Return		-10.00%

In this example, the hypothetical final underlier level of the EURO STOXX 50® Index is less than its hypothetical initial underlier level, while the hypothetical final underlier levels of the FTSE® 100 Index and TOPIX® Index are equal to their applicable hypothetical initial underlier levels and the hypothetical final underlier levels of the Swiss Market Index and S&P/ASX 200 Index are greater than their applicable hypothetical initial underlier levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the higher weighted basket underliers. In this example, the large decline in the level of the EURO STOXX 50® Index results in the hypothetical final basket level being less than 100.00 even though the levels of the FTSE® 100 Index and TOPIX® Index remained unchanged and the levels of the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical final basket level is 90.00 and is less than the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × -10.00%) = $900.00

The cash settlement amounts shown above are entirely hypothetical; they are based on closing levels for the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.

Please read “Additional Risk Factors Specific to Your Notes—Many Economic and Market Factors Will Impact the Value of Your Notes” on page PS-18 of this pricing supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table, chart and examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings: “Risk Factors—Risks Relating to All Securities”; “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; “Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; “Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”; “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and “Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More than One Reference Asset.” In addition, you should also review the “Risk Factors” section included in the accompanying index supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., the stocks composing the basket underliers. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the basket as measured from the initial basket level to the final basket level. If the final basket level is less than the initial basket level, you will lose 1% of the face amount of your notes for every 1% that the final basket level is less than the initial basket level. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the cap level. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket underliers.

Correlation (or Lack of Correlation) of Performances Among the Basket Underliers May Adversely Affect Your Return on the Notes, and Changes in the Value of One or More of the Basket Underliers May Offset Each Other

Movements in the levels of the basket underliers may not correlate with each other. At a time when the level of one or more basket underliers increases, the levels of the other basket underliers may not increase as much, or may even decline in value. Therefore, in calculating the basket underliers’ performance on the determination date, an increase in the level of one or more basket underliers may be moderated, or wholly offset, by lesser increases or declines in the levels of other basket underliers. Further, because the basket underliers are unequally weighted, increases in the levels of the lower-weighted basket underliers may be offset by even small decreases in levels of the more heavily weighted basket underliers. In addition, however, high correlation of movements in the levels of the basket underliers could adversely affect your return on the notes during periods of negative performance of the basket underliers.

Credit of Issuer

The notes are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the notes.

Lack of Liquidity

The notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Cash Settlement Amount Payable at Maturity of Your Notes Is Not Based on the Levels of the Basket Underliers at Any Time Other Than on the Determination Date

The final underlier level for each basket underlier will be based solely on the closing level of that basket underlier on the determination date. Therefore, if the closing level of one or more basket underliers dropped precipitously on the determination date, the cash settlement amount payable at maturity, if any, that you will receive for your notes may be significantly less than it would otherwise have been had the cash settlement amount payable at maturity been linked to the levels of the basket underliers prior to such drop. Although, the actual level of a basket underlier on the stated maturity date or at other times during the life of your notes may be higher than the closing level of the basket underlier on the determination date, you will not benefit from the closing level of a basket underlier at any other time other than on the determination date.

Market Disruption Events and Adjustments

The determination date, the stated maturity date and the cash settlement amount payable at maturity are subject to adjustment as described in the following sections of the accompanying prospectus supplement:

“Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” on page S-95 of the accompanying prospectus supplement, “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference

Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” on page S-107 of the accompanying prospectus supplement, “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” on page S-98 of the accompanying prospectus supplement and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” on page S-107 of the accompanying prospectus supplement.

No Direct Exposure to Fluctuations in Foreign Exchange Rates

The return on the notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the basket underlier stocks are denominated, although any currency fluctuations could affect the performance of the basket underliers. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in the cash settlement amount.

Non-U.S. Securities Markets Risks

The basket underlier stocks are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the basket underliers, which may have an adverse effect on the notes. Also, the public availability of information concerning the issuers of the basket underlier stocks will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the basket underlier stocks may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

No Interest or Dividend Payments or Voting Rights or Rights to Receive Any Basket Underlier Stock

As a holder of the notes, you will not receive interest payments. As a result, even if the amount payable on the stated maturity date exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-basket-linked debt security of comparable maturity that bears interest at a prevailing market rate. In addition, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the basket underlier stocks would have. Furthermore, investing in the notes will not make you a holder of any of the basket underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes

The estimated value of your notes on the trade date is lower than the initial issue price of your notes. The difference between the initial issue price of your notes and the estimated value of the notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs which we may incur in connection with the notes.

The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market

The estimated value of your notes on the trade date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

The Estimated Value of Your Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions

The estimated value of your notes on the trade date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of notes in the secondary market. As a result, the secondary market price of your notes may be materially different from the estimated value of the notes determined by reference to our internal pricing models.

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes

The estimated value of the notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions (described below under “Many Economic and Market Factors Will Impact the Value of Your Notes”), and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the notes such as fees, commissions, discounts, and the costs of hedging our obligations under the notes, secondary market prices of your notes will likely be lower than the initial issue price of your notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your notes, and any sale prior to the maturity date could result in a substantial loss to you.

The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes

Assuming that all relevant factors remain constant after the trade date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market (if Barclays Capital Inc. makes a market in the notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the notes on the trade date, as well as the secondary market value of the notes, for a temporary period after the initial issue date of the notes. The price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your notes.

We and Our Affiliates, and Any Dealer from Which You Purchase the Notes, May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest

We and our affiliates establish the offering price of the notes for initial sale to the public (which we refer to as the “price to public”), and the price to public is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as the Agent, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the notes, and such compensation or financial benefit may serve as an incentive to sell these notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for our own accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the notes.

In addition, we and our affiliates, and any dealer from which you purchase the notes, may enter into certain transactions in order to hedge our obligations under the notes. Those engaging in these hedging activities will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases or whether the cash settlement amount payable on the notes will be less than the face amount of the notes. Furthermore, if the dealer from which you purchase your notes is to enter into such hedging activities with us, any expected profit in connection with such hedging transactions will be in addition to any compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to any compensation they would receive for the sale of the notes.

Such market making, trading activities, hedging activities and other investment banking and financial services may negatively impact the value of the notes. Furthermore, in any such market making, trading activities, hedging activities and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the notes into account in conducting these activities.

In addition to those activities described above, Barclays Bank PLC will also act as the calculation agent of the notes. In this role, we have determined the initial underlier level of each basket underlier and will determine the final underlier level of each basket underlier, the final basket level, whether a market disruption event has occurred, whether to make any adjustments to the initial underlier level of a basket underlier or other variables and the cash settlement amount, if any, payable at maturity. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect your payment at maturity.

Many Economic and Market Factors Will Impact the Value of Your Notes

In addition to the levels of the basket underliers, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including: the expected volatility of the basket underliers; the time to maturity of the notes; the dividend rate on the basket underlier stocks; exchange rates; interest and yield rates in the market generally; supply and demand for the notes; a variety of economic, financial, political, regulatory or judicial events; and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of the ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is an unequally weighted basket composed of five indices with the initial weights within the basket set forth in the table below.

Basket Underlier Information as of January 23, 2015
Basket Underlier	Bloomberg Ticker Symbol	Initial Weight in Basket	Basket Underlier Closing Level
EURO STOXX 50® Index	SX5E	37.00%	3,382.55
FTSETM 100 Index	UKX	23.00%	6,832.83
TOPIX® Index	TPX	23.00%	1,403.22
Swiss Market Index	SMI	9.00%	8,161.16
S&P/ASX 200 Index	AS51	8.00%	5,501.820

The graph below sets forth the performance of the basket from January 4, 2008 through January 23, 2015 assuming the basket underliers are weighted as set forth above on January 4, 2008 and that the initial basket level was 100 on January 4, 2008. You cannot predict the future performance of any basket underlier or of the basket as a whole, or whether increases in the level of any basket underlier will be offset by decreases in the levels of the other basket underliers. The historical performance of the basket and the degree of correlation between the value trends of the basket underliers (or lack thereof) should not be taken as an indication of the future performance of the basket.

The EURO STOXX 50® Index

The EURO STOXX 50® Index (the “SX5E Index”) is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG. The SX5E Index provides a blue-chip representation of supersector leaders in the Eurozone. The SX5E Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Publication of the SX5E Index was introduced on February 26, 1998, with a base value of 1,000 as of December 31, 1991.

The above information supplements the description of the SX5E Index found in the accompanying index supplement. For more details about the SX5E Index, the sponsor of the SX5E Index and license agreement between the sponsor of the SX5E Index and the issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—EURO STOXX 50® Index” and “Risk Factors” on page IS-8 and IS-2, respectively, of the accompanying index supplement.

Historical High, Low and Closing Levels of the SX5E Index

You should not take the historical levels of the SX5E Index as an indication of the future performance of the SX5E Index. The closing level of the SX5E Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the SX5E Index during any period shown below is not an indication that the SX5E Index is more or less likely to increase or decrease at any time during the life of your notes. We cannot give you any assurance that the future performance of the SX5E Index or the stocks composing the SX5E Index will result in your receiving the return of any of your initial investment on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the SX5E Index. The actual performance of the SX5E Index over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the SX5E Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 and the first calendar quarter of 2015 (through January 23, 2015). We obtained the closing levels listed in the table below from Bloomberg, without independent verification.

Quarterly High, Low and Closing Levels of the SX5E Index

	High	Low	Close
2008
Quarter ended March 31	4,339.23	3,431.82	3,628.06
Quarter ended June 30	3,882.28	3,340.27	3,352.81
Quarter ended September 30	3,445.66	3,000.83	3,038.20
Quarter ended December 31	3,113.82	2,165.91	2,447.62
2009
Quarter ended March 31	2,578.43	1,809.98	2,071.13
Quarter ended June 30	2,537.35	2,097.57	2,401.69
Quarter ended September 30	2,899.12	2,281.47	2,872.63
Quarter ended December 31	2,992.08	2,712.30	2,964.96
2010
Quarter ended March 31	3,017.85	2,631.64	2,931.16
Quarter ended June 30	3,012.65	2,488.50	2,573.32
Quarter ended September 30	2,827.27	2,507.83	2,747.90
Quarter ended December 31	2,890.64	2,650.99	2,792.82
2011
Quarter ended March 31	3,068.00	2,721.24	2,910.91
Quarter ended June 30	3,011.25	2,715.88	2,848.53

Quarter ended September 30	2,875.67	1,995.01	2,179.66
Quarter ended December 31	2,476.92	2,090.25	2,316.55
2012
Quarter ended March 31	2,608.42	2,286.45	2,477.28
Quarter ended June 30	2,501.18	2,068.66	2,264.72
Quarter ended September 30	2,594.56	2,151.54	2,454.26
Quarter ended December 31	2,659.95	2,427.32	2,635.93
2013
Quarter ended March 31	2,749.27	2,570.52	2,624.02
Quarter ended June 30	2,835.87	2,511.83	2,602.59
Quarter ended September 30	2,936.20	2,570.76	2,893.15
Quarter ended December 31	3,111.37	2,902.12	3,109.00
2014
Quarter ended March 31	3,172.43	2,962.49	3,161.60
Quarter ended June 30	3,314.80	3,091.52	3,228.24
Quarter ended September 30	3,289.75	3,006.83	3,225.93
Quarter ended December 31	3,277.38	2,874.65	3,146.43
2015
Quarter ending March 31 (through January 23, 2015)	3,382.55	3,007.91	3,382.55

The following graph sets forth the historical performance of the SX5E Index based on the daily closing levels from January 2, 2008 through January 23, 2015. The closing level of the SX5E Index on January 23, 2015 was 3,382.55.

The FTSETM 100 Index

The FTSETM 100 Index (the “UKX Index”) is a market-capitalization weighted index of the 100 largest U.K. blue-chip companies (with nationality determined by FTSE International Limited) traded on the London Stock Exchange that pass screening for size and liquidity. The FTSE 100 Index was developed with a base level of 1,000 on December 30, 1983 and was launched on January 3, 1984.

The above information supplements the description of the UKX Index found in the accompanying index supplement. For more details about the UKX Index, the sponsor of the UKX Index and license agreement between the sponsor of the UKX Index and the issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—FTSE® 100 Index” and “Risk Factors” on page IS-9 and IS-2, respectively, of the accompanying index supplement.

Historical High, Low and Closing Levels of the UKX Index

You should not take the historical levels of the UKX Index as an indication of the future performance of the UKX Index. The closing level of the UKX Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the UKX Index during any period shown below is not an indication that the UKX Index is more or less likely to increase or decrease at any time during the life of your notes. We cannot give you any assurance that the future performance of the UKX Index or the stocks composing the UKX Index will result in your receiving the return of any of your initial investment on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the UKX Index. The actual performance of the UKX Index over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the UKX Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 and the first calendar quarter of 2015 (through January 23, 2015). We obtained the closing levels listed in the table below from Bloomberg, without independent verification.

Quarterly High, Low and Closing Levels of the UKX Index

	High	Low	Close
2008
Quarter ended March 31	6,479.40	5,414.40	5,702.10
Quarter ended June 30	6,376.50	5,518.20	5,625.90
Quarter ended September 30	5,636.60	4,818.77	4,902.45
Quarter ended December 31	4,980.25	3,780.96	4,434.17
2009
Quarter ended March 31	4,638.92	3,512.09	3,926.14
Quarter ended June 30	4,506.19	3,925.52	4,249.21
Quarter ended September 30	5,172.89	4,127.17	5,133.90
Quarter ended December 31	5,437.61	4,988.70	5,412.88
2010
Quarter ended March 31	5,727.65	5,060.92	5,679.64
Quarter ended June 30	5,825.01	4,914.22	4,916.87
Quarter ended September 30	5,602.54	4,805.75	5,548.62
Quarter ended December 31	6,008.92	5,528.27	5,899.94
2011
Quarter ended March 31	6,091.33	5,598.23	5,908.76
Quarter ended June 30	6,082.88	5,674.38	5,945.71
Quarter ended September 30	6,054.55	5,007.16	5,128.48
Quarter ended December 31	5,713.82	4,944.44	5,572.28
2012
Quarter ended March 31	5,965.58	5,612.26	5,768.45
Quarter ended June 30	5,874.89	5,260.19	5,571.15

Quarter ended September 30	5,915.55	5,498.32	5,742.07
Quarter ended December 31	5,961.59	5,605.59	5,897.81
2013
Quarter ended March 31	6,529.41	6,027.37	6,411.74
Quarter ended June 30	6,840.27	6,029.10	6,215.47
Quarter ended September 30	6,681.98	6,229.87	6,462.22
Quarter ended December 31	6,777.70	6,337.91	6,749.09
2014
Quarter ended March 31	6,865.86	6,449.27	6,598.37
Quarter ended June 30	6,878.49	6,541.61	6,743.94
Quarter ended September 30	6,877.97	6,567.36	6,622.72
Quarter ended December 31	6,750.76	6,182.72	6,566.09
2015
Quarter ending March 31 (through January 23, 2015)	6,832.83	6,366.51	6,832.83

The following graph sets forth the historical performance of the UKX Index based on the daily closing levels from January 2, 2008 through January 23, 2015. The closing level of the UKX Index on January 23, 2015 was 6,832.83.

The TOPIX® Index

The TOPIX® Index (the “TPX Index”) was developed by the Tokyo Stock Exchange (the “TSE”). The TPX Index is a free float-adjusted market-capitalization weighted index comprised of all domestic common stocks listed on the TSE First Section. Publication of the TPX Index began on July 1, 1969, with a base value of 100 points as of the base date of January 4, 1968.

The above information supplements the description of the TPX Index found in the accompanying index supplement. For more details about the TPX Index, the sponsor of the TPX Index and license agreement between the sponsor of the TPX Index and the issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—TOPIX® Index” and “Risk Factors” on page IS-54 and IS-2, respectively, of the accompanying index supplement.

Historical High, Low and Closing Levels of the TPX Index

You should not take the historical levels of the TPX Index as an indication of the future performance of the TPX Index. The closing level of the TPX Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the TPX Index during any period shown below is not an indication that the TPX Index is more or less likely to increase or decrease at any time during the life of your notes. We cannot give you any assurance that the future performance of the TPX Index or the stocks composing the TPX Index will result in your receiving the return of any of your initial investment on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the TPX Index. The actual performance of the TPX Index over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the TPX Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 and the first calendar quarter of 2015 (through January 23, 2015). We obtained the closing levels listed in the table below from Bloomberg, without independent verification.

Quarterly High, Low and Closing Levels of the TPX Index

	High	Low	Close
2008
Quarter ended March 31	1,424.29	1,149.65	1,212.96
Quarter ended June 30	1,430.47	1,230.49	1,320.10
Quarter ended September 30	1,332.57	1,087.41	1,087.41
Quarter ended December 31	1,101.13	746.46	859.24
2009
Quarter ended March 31	888.25	700.93	773.66
Quarter ended June 30	950.54	793.82	929.76
Quarter ended September 30	975.59	852.42	909.84
Quarter ended December 31	915.87	811.01	907.59
2010
Quarter ended March 31	979.58	881.57	978.81
Quarter ended June 30	998.90	841.42	841.42
Quarter ended September 30	870.73	804.67	829.51
Quarter ended December 31	908.01	803.12	898.80
2011
Quarter ended March 31	974.63	766.73	869.38
Quarter ended June 30	865.55	805.34	849.22
Quarter ended September 30	874.34	728.85	761.17
Quarter ended December 31	771.43	706.08	728.61
2012

Quarter ended March 31	872.42	725.24	854.35
Quarter ended June 30	856.05	695.51	770.08
Quarter ended September 30	778.70	706.46	737.42
Quarter ended December 31	859.80	713.95	859.80
2013
Quarter ended March 31	1,058.10	871.88	1,036.78
Quarter ended June 30	1,276.03	991.34	1,133.84
Quarter ended September 30	1,222.72	1,106.05	1,194.10
Quarter ended December 31	1,302.29	1,147.58	1,302.29
2014
Quarter ended March 31	1,306.23	1,139.27	1,202.89
Quarter ended June 30	1,269.04	1,132.76	1,262.56
Quarter ended September 30	1,346.43	1,228.26	1,326.29
Quarter ended December 31	1,447.58	1,177.22	1,407.51
2015
Quarter ending March 31 (through January 23, 2015)	1,403.22	1,357.98	1,403.22

The following graph sets forth the historical performance of the TPX Index based on the daily closing levels from January 4, 2008 through January 23, 2015. The closing level of the TPX Index on January 23, 2015 was 1,403.22.

The Swiss Market Index

The Swiss Market Index (the “SMI Index”) is calculated, maintained and published by the SIX Swiss Exchange. As a blue-chip index, the SMI Index is Switzerland’s key equity index. It represents about 85% of the free-float capitalization of the Swiss equity market. The SMI Index composes the 20 largest and most liquid equities of the Swiss Performance Index.

The above information supplements the description of the SMI Index found in the accompanying index supplement. For more details about the SMI Index, the sponsor of the SMI Index and license agreement between the sponsor of the SMI Index and the issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—SMI® Index” and “Risk Factors” on page IS-52 and IS-2, respectively, of the accompanying index supplement.

Historical High, Low and Closing Levels of the SMI Index

You should not take the historical levels of the SMI Index as an indication of the future performance of the SMI Index. The closing level of the SMI Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the SMI Index during any period shown below is not an indication that the SMI Index is more or less likely to increase or decrease at any time during the life of your notes. We cannot give you any assurance that the future performance of the SMI Index or the stocks composing the SMI Index will result in your receiving the return of any of your initial investment on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the SMI Index. The actual performance of the SMI Index over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the SMI Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 and the first calendar quarter of 2015 (through January 23, 2015). We obtained the closing levels listed in the table below from Bloomberg, without independent verification.

Quarterly High, Low and Closing Levels of the SMI Index

	High	Low	Close
2008
Quarter ended March 31	8,339.81	6,774.26	7,224.31
Quarter ended June 30	7,778.93	6,861.54	6,958.51
Quarter ended September 30	7,337.73	6,500.13	6,654.89
Quarter ended December 31	6,879.82	5,144.02	5,534.53
2009
Quarter ended March 31	5,799.31	4,307.67	4,927.43
Quarter ended June 30	5,521.84	4,974.20	5,403.97
Quarter ended September 30	6,349.83	5,237.81	6,323.18
Quarter ended December 31	6,608.52	6,150.17	6,545.91
2010
Quarter ended March 31	6,897.74	6,264.33	6,873.37
Quarter ended June 30	6,967.56	6,091.55	6,128.06
Quarter ended September 30	6,471.77	5,942.25	6,296.33
Quarter ended December 31	6,613.37	6,248.80	6,436.04
2011
Quarter ended March 31	6,717.25	6,021.55	6,357.55
Quarter ended June 30	6,564.15	5,990.82	6,187.07
Quarter ended September 30	6,245.78	4,791.96	5,531.74
Quarter ended December 31	5,936.23	5,356.96	5,936.23
2012

Quarter ended March 31	6,341.33	5,970.49	6,235.51
Quarter ended June 30	6,299.38	5,713.34	6,066.86
Quarter ended September 30	6,613.45	6,109.41	6,495.88
Quarter ended December 31	6,973.69	6,508.66	6,822.44
2013
Quarter ended March 31	7,864.39	7,020.46	7,813.67
Quarter ended June 30	8,407.61	7,249.47	7,683.04
Quarter ended September 30	8,105.39	7,675.29	8,022.60
Quarter ended December 31	8,351.38	7,755.26	8,202.98
2014
Quarter ended March 31	8,532.99	8,092.53	8,453.82
Quarter ended June 30	8,752.86	8,280.53	8,554.52
Quarter ended September 30	8,840.17	8,274.65	8,835.14
Quarter ended December 31	9,212.85	8,057.54	8,983.37
2015
Quarter ending March 31 (through January 23, 2015)	9,285.63	7,899.59	8,161.16

The following graph sets forth the historical performance of the SMI Index based on the daily closing levels from January 3, 2008 through January 23, 2015. The closing level of the SMI Index on January 23, 2015 was 8,161.16.

The S&P/ASX 200 Index

The S&P/ASX 200 Index (the “AS51 Index”) is maintained by the S&P/ASX Index Committee, which is made up of representatives of the Australian Securities Exchange and S&P Dow Jones Indices. The AS51 Index is a real-time, market-capitalization-weighted index that includes the largest and most liquid stocks in the Australian market. The AS51 Index covers approximately 80% of the Australian equity market by capitalization.

The above information supplements the description of the AS51 Index found in the accompanying index supplement. For more details about the AS51 Index, the sponsor of the AS51 Index and license agreement between the sponsor of the AS51 Index and the issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—S&P/ASX 200 Index” and “Risk Factors” on page IS-49 and IS-2, respectively, of the accompanying index supplement.

Historical High, Low and Closing Levels of the AS51 Index

You should not take the historical levels of the AS51 Index as an indication of the future performance of the AS51 Index. The closing level of the AS51 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the AS51 Index during any period shown below is not an indication that the AS51 Index is more or less likely to increase or decrease at any time during the life of your notes. We cannot give you any assurance that the future performance of the AS51 Index or the stocks composing the AS51 Index will result in your receiving the return of any of your initial investment on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the AS51 Index. The actual performance of the AS51 Index over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the AS51 Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 and the first calendar quarter of 2015 (through January 23, 2015). We obtained the closing levels listed in the table below from Bloomberg, without independent verification.

Quarterly High, Low and Closing Levels of the AS51 Index

	High	Low	Close
2008
Quarter ended March 31	6,353.200	5,086.100	5,355.700
Quarter ended June 30	5,949.400	5,215.300	5,215.300
Quarter ended September 30	5,144.100	4,600.500	4,600.500
Quarter ended December 31	4,794.600	3,352.900	3,722.300
2009
Quarter ended March 31	3,779.700	3,145.500	3,582.100
Quarter ended June 30	4,062.200	3,579.700	3,954.900
Quarter ended September 30	4,753.100	3,737.500	4,743.600
Quarter ended December 31	4,870.600	4,508.000	4,870.600
2010
Quarter ended March 31	4,950.700	4,505.100	4,875.500
Quarter ended June 30	5,001.900	4,265.300	4,301.500
Quarter ended September 30	4,675.400	4,222.100	4,582.900
Quarter ended December 31	4,800.600	4,579.200	4,745.200
2011
Quarter ended March 31	4,938.400	4,528.700	4,837.900
Quarter ended June 30	4,971.200	4,451.700	4,608.000
Quarter ended September 30	4,654.700	3,863.900	4,008.600
Quarter ended December 31	4,353.300	3,872.100	4,056.561

2012
Quarter ended March 31	4,343.514	4,101.157	4,335.242
Quarter ended June 30	4,435.907	3,985.025	4,094.633
Quarter ended September 30	4,418.360	4,067.971	4,387.018
Quarter ended December 31	4,671.299	4,336.848	4,648.950
2013
Quarter ended March 31	5,146.905	4,690.250	4,966.499
Quarter ended June 30	5,220.987	4,655.960	4,802.591
Quarter ended September 30	5,307.061	4,710.289	5,218.877
Quarter ended December 31	5,441.411	5,062.516	5,352.210
2014
Quarter ended March 31	5,462.309	5,070.311	5,394.831
Quarter ended June 30	5,536.073	5,358.948	5,395.747
Quarter ended September 30	5,658.511	5,264.217	5,292.812
Quarter ended December 31	5,549.130	5,152.343	5,411.018
2015
Quarter ending March 31 (through January 23, 2015)	5,501.820	5,299.237	5,501.820

The following graph sets forth the historical performance of the AS51 Index based on the daily closing levels from January 2, 2008 through January 23, 2015. The closing level of the AS51 Index on January 23, 2015 was 5,501.820.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 20, 2014, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 20, 2014, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 20, 2014, which has been filed as an exhibit to the report on Form 6-K referred to above.